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                                                                   EXHIBIT 23.07



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of ML JWH Strategic Allocation Fund L.P. (a Delaware limited partnership) on Form S-1 of our report dated February 4, 1999 relating to the financial statements of ML JWH Strategic Allocation Fund L.P. and of our report dated February 5, 1999 relating to the balance sheet of Merrill Lynch Investment Partners Inc., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Lawyers; Accountants" in such Prospectus.




DELOITTE & TOUCHE LLP

March 29, 1999
New York, New York